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                                                                    EXHIBIT 21.1
                         Subsidiaries of Registrant

Subsidiary                                            Jurisdiction of Formation
- ----------                                            -------------------------
Splash Technology, Inc.                               Delaware

Splash Technology S.a.r.l.                            France

Splash Foreign Sales Corporation                      Barbados